Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-123240, 333-123240-01 and 333-123240-02

Pricing Supplement Number 110 Dated 01/09/2006

(to Prospectus dated March 21, 2005 and Prospectus Supplement dated April 29, 2005)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AME7	$613,000.00	100.000%	0.625%	$609,168.75	FIXED	4.625%	SEMI-ANNUAL	1/15/2009	7/15/2006	$23.51	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AMF4	$4,177,000.00	100.000%	1.000%	$4,135,230.00	FIXED	5.150%	SEMI-ANNUAL	1/15/2011	7/15/2006	$26.18	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 01/15/2007 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring 01/15/2007 and on every interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AMG2	$7,053,000.00	100.000%	2.500%	$6,876,675.00	FIXED	5.800%	SEMI-ANNUAL	1/15/2031	7/15/2006	$29.48	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 01/15/2011 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring 01/15/2011 and on every interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.

Trade Date: Monday, January 09, 2006 @12:00 pm ET

Settlement Date: Thursday, January 12, 2006

Minimum Denomination/Increments:

$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS:

DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any
note is not a Business Day (as defined in the Prospectus),
principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from,
and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be
represented by a master global note in fully registered
form, without coupons. The master global note will be
deposited with, or on behalf of, DTC and registered in the
name of a nominee of DTC, as depository, or another
depository as may be named in a subsequent pricing
supplement.

InterNotes® is a registered trademark of Incapital
Holdings LLC. All rights reserved

Prudential Financial, Inc.
$2,000,000,000.00 Prudential Financial Retail
Medium-Term Notes, including Prudential
Financial InterNotes®

Prospectus dated March 21, 2005 and the
Prospectus Supplement dated April 29, 2005